EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
            (In thousands, except per share amounts)


                                    Three Months Ended
                                          July 31,

                                      1995        1994
Primary earnings per share:

Average share outstanding           4,850,800    4,798,400

Net effect of dilutive stock
options and warrants-based on
the treasury stock method
using average market price            417,100        2,300

                                    5,267,900    4,800,700

Net income                         $  724,700   $  583,400
Net income per share               $      .14   $      .12

Fully-diluted earnings per
share:

Average shares outstanding          4,850,800    4,798,400

Net effect of dilutive stock
options and warrants-based on
the treasury stock method
using ending market price (or
average market price if higher)       417,100        2,300

                                    5,267,900    4,800,700

Net income                         $  724,700   $  583,400
Net income per share               $      .14   $      .12